UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 26, 2020

NantKwest, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37507	43-1979754
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3530 John Hopkins Court

San Diego, California 92121

(Address of principal executive offices, including zip code)

(858) 633-0300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	NK	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer

On October 26, 2020, we announced the appointment of Richard Adcock as our Chief Executive Officer, and Dr. Patrick Soon-Shiong’s resignation as CEO and his continuation as the Company’s executive chair of our board of directors.

Prior to joining NantKwest, Inc., Mr. Adcock, age 52, served as Chief Executive Officer of Verity Health from January 2018 to September 2020. Verity Health was previously affiliated with Dr. Patrick Soon-Shiong until 2018. Prior to Verity Health, Mr. Adcock served in various capacities at Sanford Health, including as its Chief Innovation Officer, President, Executive Vice President and Director from 2004 to 2017. Prior to Sanford Health, Mr. Adcock served as Global Engineering Director at GE Healthcare from 1999 to 2003. Mr. Adcock holds an MBA in Healthcare Management from University of Phoenix and a Bachelor’s degree in Business Administration.

Compensation Arrangements

We entered into an offer letter with Mr. Adcock, dated October 20, 2020. The offer letter has no specific term and provides for at-will employment. Mr. Adcock’s annual base salary will be $750,000. Mr. Adcock will be eligible to participate in the annual discretionary bonus plan. The discretionary target bonus will be equal to 50% of his annual base salary (i.e. $375,000 annually) prorated to reflect the partial year of his employment with the Company during 2020, and he is guaranteed a bonus for calendar year 2021 of at least 50% of his discretionary target bonus (i.e. $187,500). Mr. Adcock must remain employed through the date any bonus is actually paid in order to earn such bonus.

In addition, in connection with his employment, we have agreed to recommend to our board of directors or an applicable committee thereof to grant Mr. Adcock an option to purchase 1,000,000 shares of our common stock pursuant to our Amended and Restated 2015 Equity Incentive Plan. The options will have an exercise price equal to the fair market value on the date of grant (i.e., the closing price as reported on Nasdaq on the date of grant). In addition, the options shall vest according to the following vesting schedule: (i) 25% of the options (i.e., 250,000 options) shall vest on January 1, 2021; and (ii) the remaining 75% of the options shall vest in equal annual installments over a period of three years from November 1, 2020 (i.e., 25% of the shares subject to the stock option, or 250,000 stock options, shall vest on each of November 1, 2021, November 1, 2022 and November 1, 2023).

In addition, if Mr. Adcock’s employment is terminated without Cause (as defined in his offer letter), Mr. Adcock will receive a single cash payment equal to twelve (12) months of his then-current annual base salary (i.e., $750,000.), less all applicable federal, state, and local withholdings and deductions within 2.5 months following the date on which termination occurs, contingent on if he timely signs and does not revoke a release of claims in our favor.

Mr. Adcock will also be eligible to participate in any regular health insurance, retirement, and other benefit plans established by us from time to time. The Company will also reimburse the costs associated with Mr. Adcock’s two current life insurance policies (which equal approximately $30,000.00 annually in the aggregate).

A copy of the press release dated October 26, 2020 announcing Mr. Adcock’s appointment as our Chief Executive Officer is attached hereto as Exhibit 99.1. The summary description of Mr. Adcock’s offer letter set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the offer letter, a copy of which will be filed as an exhibit to our Form 10-Q for the quarter ended September 30, 2020.

Other Matters

In addition, we are entering into our standard form of indemnification agreement with Mr. Adcock. The form indemnification agreement was filed with the Securities and Exchange Commission on June 19, 2015 as Exhibit 10.1 to our Registration Statement on Form S-1 (File No. 333-205124) and is incorporated herein by reference.

Mr. Adcock has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, nor are any such transactions currently proposed. There are no family relationships between Mr. Adcock and any of our directors or executive officers.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release dated October 26, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NANTKWEST, INC.

Date: October 26, 2020	By:	/s/ Sonja Nelson
Chief Financial Officer